Exhibit 99.1

Universal Health Services, Inc. Announces Offering Of Senior Secured Notes

KING OF PRUSSIA, Pa., May 19, 2016 /PRNewswire/ — Universal Health Services, Inc. (NYSE: UHS) today announced an offering of $800 million aggregate principal amount of 4.750% senior secured notes due 2022 (“New 2022 Notes”) and senior secured notes due 2026 (the “2026 Notes” and, together with the New 2022 Notes, the “Notes”). The New 2022 Notes will be issued as additional notes under the indenture governing our existing $300 million aggregate principal amount of 4.750% Senior Secured Notes due 2022, issued on August 7, 2014 (the “Existing 2022 Notes”). The New 2022 Notes and the Existing 2022 Notes will have identical terms, other than the issue date, the issue price and the first interest payment date, and the New 2022 Notes will constitute part of the same series as the Existing 2022 Notes. The New 2022 Notes will have the same CUSIP numbers as the Existing 2022 Notes, except for the Notes sold pursuant to Regulation S which will, on the 40th day following the issue date of the Notes, have the same CUSIP numbers. The New Notes that have the same CUSIP numbers as the Existing 2022 Notes will be fungible with the Existing 2022. The 2026 Notes will be a new issuance under a separate indenture. The Company intends to use the net proceeds of the offering to refinance existing indebtedness.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities law and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable state securities laws. The Notes will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A of the Securities Act and outside the United States under Regulation S of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Certain statements in this release may constitute forward-looking statements and are subject to various risks and uncertainties as discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not obligated to update these forward-looking statements even if the Company’s assessment of these risks and uncertainties changes.

Universal Health Services, Inc. is one of the nation’s largest hospital companies operating through its subsidiaries, acute care hospitals, behavioral health facilities and ambulatory centers located throughout the United States, the United Kingdom, Puerto Rico and the U.S. Virgin Islands.

Steve Filton, Chief Financial Officer, 610-768-3300